FORM 3
		UNITED STATES SECURITIES AND EXCHANGE COMMISSION
		Washington, D.C.  20549
OMB APPROVAL


INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
OMB Number:   3235-0104
Expires:   January 31, 2005
Estimated average burden
hours per response. . . . . . .0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
1.	Name and Address of Reporting Person*

Todd Abbott
2.	Date of Event
	Requiring Statement
	(Month/Day/Year)
11/04/02
4.	Issuer Name and Ticker or Trading Symbol
Symbol Technologies, Inc.
(SBL)


	(Last)		(First)		(Middle)
Symbol Technologies, Inc.
One Symbol Plaza

3.	I.R.S. Identification
	Number of  Reporting
	Person, if an entity
	(voluntary)
5.	Relationship of Reporting Person(s) to Issuer
		(Check all applicable)

		Director			10% Owner
6.	If Amendment, Date of
	Original (Month/Day/Year)

	(Street)
Holtsville, New York  11742

	X	Officer (give			Other (specify
		    title below)			     below)

		Sr. Vice President - Worldwide Sales
7.	Individual or Joint/Group
		Filing (Check Applicable Line)
	x	Form filed by One Reporting Person
		Form filed by More than One Reporting Person
	(City)		(State)		(Zip)

Table I  - Non-Derivative Securities Beneficially Owned
1.	Title of Security
	(Instr. 4)

2.	Amount of Securities
	Beneficially Owned
	(Instr. 4)

3.	Ownership
	Form:  Direct
	(D) or Indirect
	(I)     (Instr. 5)
4.	Nature of Indirect Beneficial Ownership
	(Instr. 5)


Common



































FORM 3 (continued)

Table II - Derivative Securities Beneficially Owned
 (e.g., puts, calls, warrants, options, convertible securities)
1.	Title of Derivative Security
	(Instr. 4)

2.	Date Exer-
	cisable and
	Expiration
	Date
	(Month/Day/
	Year)
3.	Title and Amount of Securities Underlying
	Derivative Security
	(Instr. 4)
4.	Conversion
or Exercise
Price of
Derivative
Security
5.	Ownership
Form of
Derivative
Security:
Direct (D)
or
6.	Nature of Indirect
Beneficial Ownership
(Instr. 5)

Date
Exer-
cisable
Expiration
Date

Title
Amount
or
Number
of
Shares

	Indirect (I)
(Instr. 5)



Option
1
10/20/12
Common
300,000
$9.62
D
















































Explanation of Responses:
1     Ten percent (10%) of these options vest on October 21, 2003 and fifteen percent (15%) vest on each of the next 6 consecutive 6-month anniversary dates of that date.
 **Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                         /s/Todd Abbott		November 5, 2002
222:    	**Signature of Reporting Person	Date
Note: File three copies of this Form, one of which must be manually signed.
           If space provided is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
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